Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@BelFuse.com

Bel Expects to Report Record Fourth Quarter
Revenue of Approximately $84 Million

JERSEY CITY, New Jersey, January 11, 2011 -- At its presentation tomorrow at the 13th Annual Needham Growth Conference, Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) expects to report that revenue for the fourth quarter ended December 31, 2010 was approximately $84 million, a new fourth quarter record, and for the year was approximately $303 million, an all-time yearly high.  The Company plans to report its financial results for the fourth quarter and 2010 on February 10, 2011.
Bel will present on Wednesday, January 12, 2011 at 4:10 p.m. EST at the New York Palace Hotel, New York City.  After registration, the live webcast and slide presentation in Windows Media Player format can be accessed from the Investor Info link at www.BELFuse.com. The webcast will be immediately available for replay at this same Internet address for ninety days.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release  (principally the Company's estimates for fourth quarter and full year revenues) are forward looking statements that involve risks and uncertainties.  The factors that could cause actual results to differ materially from the forward-looking statements in this press release relate primarily to unexpected modifications that could arise as part of the year-end audit process. Among the factors that could generally cause the Company's results to differ materially from its forward-looking statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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